Exhibit 99.1

Geron Corporation Reports

2012 Second Quarter Financial Results and Events

MENLO PARK, Calif., July 31, 2012 — Geron Corporation (Nasdaq: GERN) today reported financial results for the three and six months ended June 30, 2012.

For the second quarter of 2012, the company reported a net loss of $18.3 million, or $0.14 per share, compared to $21.1 million, or $0.17 per share, for the comparable 2011 period. Net loss for the first six months of 2012 was $37.1 million, or $0.29 per share, compared to $45.5 million, or $0.37 per share, for the comparable 2011 period. The company ended the quarter with $122.3 million in cash and investments.

Revenues for the second quarter of 2012 were $130,000, compared to $462,000 for the comparable 2011 period. Revenues for the first six months of 2012 were $1.4 million, compared to $2.0 million for the comparable 2011 period. Revenues for the three and six month periods ended June 30, 2012 and 2011 included funding from collaboration agreements as well as royalty and license fee revenues under various agreements.

Total operating expenses for the second quarter of 2012 were $18.6 million, compared to $21.9 million for the comparable 2011 period. Research and development expenses for the second quarter of 2012 were $12.8 million, compared to $16.5 million for the comparable 2011 period. General and administrative expenses for the second quarter of 2012 were $5.8 million, compared to $5.3 million for the comparable 2011 period.

Total operating expenses for the first six months of 2012 were $38.8 million, compared to $47.7 million for the comparable 2011 period. Research and development expenses for the first six months of 2012 were $27.9 million, compared to $33.3 million for the comparable 2011 period. General and administrative expenses for the first six months of 2012 were $10.9 million, compared to $14.4 million for the comparable 2011 period.

The decrease in research and development expenses for the three and six month periods ending June 30, 2012, compared to the same periods in 2011, primarily reflected reduced personnel-related costs and lower scientific supplies expenses resulting from the discontinuation of the company’s stem cell programs, partially offset by increased clinical trial expenses for the enrollment of four Phase 2 clinical trials of imetelstat and two Phase 2 clinical trials of GRN1005. The increase in general and administrative expenses for the second quarter of 2012, compared to the same period in 2011, was primarily the result of higher personnel-related expenses and increased legal fees associated with the company’s intellectual property portfolio, partially offset by reduced stock-based compensation expense. The decrease in general and administrative expenses for the six months ended June 30, 2012, compared to the same period in 2011, primarily reflected a decline in personnel-related expenses associated with management transition, including non-cash stock-based compensation expense.

Non-cash operating expenses, which primarily included stock-based compensation and expenses for stock issued for services, were approximately $2.1 million and $4.4 million for the three and six month periods ended June 30, 2012, respectively, compared to $5.8 million and $15.6 million for the comparable 2011 periods.

Interest and other income for the second quarter of 2012 amounted to $165,000, compared to $287,000 for the comparable 2011 period. Interest and other income for the first six months of 2012 was $341,000, compared to $583,000 for the comparable 2011 period. The decline in interest and other income primarily reflected the decrease in cash and investment balances. The company has not incurred any impairment charges on its investment portfolio.

Clinical Programs Update

The second of two randomized Phase 2 clinical trials of the telomerase inhibitor, imetelstat, completed enrollment. The trial is evaluating imetelstat as maintenance therapy following platinum-based induction therapy for patients with advanced non-small cell lung cancer (NSCLC). A total of 116 patients were enrolled in the study. Geron’s other randomized Phase 2 trial of imetelstat in combination with paclitaxel in patients with locally recurrent or metastatic breast cancer (MBC) completed enrollment in the first quarter.

The primary objective of the NSCLC trial is to obtain an estimate of the progression-free survival (PFS) in patients receiving imetelstat as maintenance therapy. The primary objective of the MBC trial is to obtain an estimate of PFS in patients receiving imetelstat in addition to paclitaxel. Both trials require that a sufficient number of progression events accrue in order to perform the planned data analyses.

Geron is updating its original projections for reporting top-line data from the imetelstat MBC trial. If events continue to accrue at the current rates, Geron expects to report top-line data from the imetelstat MBC trial in the first quarter of 2013. The company continues to expect to report top-line results from its Phase 2 trials of imetelstat in NSCLC, essential thrombocythemia and multiple myeloma in the fourth quarter of 2012.

Both Phase 2 clinical trials for GRN1005 in brain metastases are ongoing and the company continues to expect to report top-line data from these trials by the end of the second quarter of 2013.

Conference Call

At 9:00 a.m. EDT on July 31, 2012, Geron’s management will host a conference call to discuss the company’s second quarter and year to date results and current events.

Participants can access the conference call via telephone by dialing 1-877-261-8990 (U.S.); 1-847-619-6441 (international). The passcode is 32983665. A live audio-only webcast is also available at http://www.media-server.com/m/acs/7146544b6cd594c58dcc4a59524bde1c. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through August 30, 2012.

About Geron

Geron is a biopharmaceutical company developing first-in-class therapies for cancer. The company has two lead product candidates in clinical development, imetelstat and GRN1005. Imetelstat is a telomerase inhibitor that is being evaluated in four Phase 2 clinical trials: metastatic breast cancer, advanced non-small cell lung cancer, essential thrombocythemia/polycythemia vera and multiple myeloma. GRN1005 is a peptide-drug conjugate that is designed to transport a proven anti-cancer drug, paclitaxel, across the blood- brain barrier by targeting low-density lipoprotein receptor-related proteins (LRPs), specifically LRP-1. GRN1005 is being evaluated in two Phase 2 clinical trials: brain metastases arising from breast cancer and brain metastases arising from non-small cell lung cancer. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron’s plans or expectations for or of: dates to obtain top-line data or other results from any of the Phase 2 clinical trials; and clinical development or success of imetelstat and GRN1005, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding dates for the availability of top-line data or other results — delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators, insufficient number of progression events and safety issues; and (b) regarding the development of imetelstat and GRN1005 — those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, successful clinical trial results and the protection of Geron’s intellectual property rights. Additional information and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2012. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.

Investor and Media Relations

650-473-7765

investor@geron.com

media@geron.com

Financial table follows.

GERON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
per share data)	2012	2011	2012	2011

Revenues from collaborative agreements	$—	$150	$—	$300
License fees and royalties	130	312	1,384	1,667
Total revenues	130	462	1,384	1,967

Operating expenses:
Research and development	12,777	16,544	27,884	33,299
General and administrative	5,832	5,334	10,897	14,440
Total operating expenses	18,609	21,878	38,781	47,739
Loss from operations	(18,479)	(21,416)	(37,397)	(45,772)

Unrealized gain on derivatives, net	8	240	34	279
Interest and other income	165	287	341	583
Losses recognized under equity method investment	—	(168)	—	(503)
Interest and other expense	(20)	(31)	(43)	(64)
Net loss	$(18,326)	$(21,088)	$(37,065)	$(45,477)

Basic and diluted net loss per share	$(0.14)	$(0.17)	$(0.29)	$(0.37)
Shares used in computing basic and diluted net loss per share	126,891,909	124,579,190	126,632,377	123,838,959

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
(In thousands)	2012	2011
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$14,917	$16,898
Current marketable securities	104,050	105,208
Other current assets	1,878	3,519
Total current assets	120,845	125,625

Noncurrent marketable securities	3,283	32,133
Property and equipment, net	1,240	1,241
Deposits and other assets	825	1,048
	$126,193	$160,047

Current liabilities	$11,992	$13,444
Stockholders’ equity	114,201	146,603
	$126,193	$160,047

Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

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